Exhibit 99	CONTACT:	Mark J. Plush Vice President and Chief Financial Officer

Keithley Instruments, Inc.
28775 Aurora Road
Cleveland, Ohio 44139-1891
440-248-0400 • Fax: 440-248-6168
http://www.keithley.com

FOR IMMEDIATE RELEASE

KEITHLEY INSTRUMENTS REPORTS RESULTS
FOR FISCAL 2005 THIRD QUARTER

Cleveland, Ohio — July 22, 2005 — Keithley Instruments, Inc. (NYSE:KEI), a leader in solutions for emerging measurement needs, today announced results for its fiscal 2005 third quarter that ended June 30, 2005.

Third Quarter Fiscal 2005 Results

Net sales of $33.3 million for the third quarter of fiscal 2005 decreased 10 percent from net sales of $36.8 million in last year’s third quarter. The effect of a weaker U.S. dollar benefited sales by approximately one percentage point. Sequentially, sales decreased 12 percent from the second quarter. The Company reported net income for the third quarter of fiscal 2005 of $1.9 million, or $0.11 per share, versus net income of $3.2 million, or $0.19 per share, in last year’s quarter.

Orders of $31.4 million for the third quarter decreased 13 percent from last year’s orders of $36.0 million. Geographically, orders decreased 27 percent in the Americas, increased 13 percent in Asia, and decreased 20 percent in Europe when compared to the prior year. Orders from the Company’s semiconductor customers decreased approximately 35 percent, orders from wireless communications customers decreased approximately five percent, orders from precision electronic components and subassembly manufacturers declined about 10 percent, research and education customer orders increased approximately 25 percent, and optoelectronic customer orders decreased about 40 percent compared to the prior year’s quarter. Sequentially, orders decreased 12 percent from the second quarter of fiscal 2005, as the third quarter included a lower dollar value of large customer orders. Order backlog decreased $1.2 million during the quarter to $13.1 million at June 30, 2005.

“We were disappointed with our level of orders for the quarter, particularly from our semiconductor customers,” stated Joseph P. Keithley, the Company’s Chairman, President and Chief Executive Officer. “The timing of large orders, as well as a more cautious attitude among our semiconductor customers with regard to their capital equipment spending, accounted for the shortfall. Although large orders were at a lower level for the quarter, the balance of our orders were higher than both the March quarter and prior year’s quarter.”

“Last quarter we introduced our Series 2600 System SourceMeter® Instrument. The Series 2600 is a new platform that significantly lowers the cost of test for a wide range of electronic component producers, including silicon and compound semiconductor device manufacturers. Customer response to this product has been very positive, and we received design wins during the current quarter that will result in sales in future quarters. In addition to acceptance by our customers, our 2600 Series is also being recognized by the global trade press. We recently won the 2005 EuroSemi IC industry award for Best Tool for Final Manufacturing Test,” added Keithley.

“We also recently learned that the combination of our Model 6221 Precision AC/DC Current Source and Model 2182A Nanovoltmeter, used to characterize semiconductor and nanotechnology materials, has been selected to receive an R&D 100 award. The R&D 100 Awards are presented by R&D Magazine for the 100 most innovative and cutting-edge technology products of the year. This represents our 19th R&D 100 award, and we are very proud to have received this prestigious honor,” stated Keithley.

“Last week at Semicon West, we announced that we have now integrated pulse measurement capabilities into our popular Model 4200-SCS Semiconductor Characterization System. Pulse measurement capability is becoming increasingly critical for researchers characterizing leading edge semiconductors composed of new materials and device structures. Our 4200-SCS platform has been very well received, and we continue to add new capabilities beyond DC source-measure to meet our customers’ evolving needs,” stated Keithley.

Nine Month Results

For the nine months ending June 30, 2005, net sales were $106.6 million, up six percent from $100.6 million last year. Of the six percent increase, approximately two percentage points were due to the effect of a weaker U.S. dollar. Net income for the first nine months of fiscal 2005 increased 14 percent to $7.9 million, or $0.47 per share, compared with $6.9 million, or $0.42 per share, last year.

Orders of $102.0 million for the nine months ending June 30, 2005 increased four percent from $98.0 million last year. Geographically, orders decreased 13 percent in the Americas, increased 32 percent in Asia, and decreased four percent in Europe. For the first nine months of the fiscal year, semiconductor orders comprised approximately 30 percent of the total, wireless communications, precision electronic components and subassembly manufacturers, and research/education were each approximately 20 percent of the total, with optoelectronics orders approximately five percent.

The Company generated $4.1 million in cash from operations during the third quarter and $8.6 million during the first nine months of fiscal 2005, increasing cash and short-term investments to $54.6 million at June 30, 2005. Total debt was $0.5 million at June 30, 2005. Inventory of $12.5 million was flat with year ago levels, and turns were 3.9 at June 30, 2005, versus 4.9 a year ago. Days sales outstanding were 47 at June 30, 2005, the same as a year ago.

Stock Buyback Program

During the first nine months of fiscal 2005, the Company did not repurchase any shares pursuant to its stock buyback program. Under the terms of the program the Company may repurchase up to 2,000,000 Common Shares through December 2006.

Business Outlook

“We believe both the semiconductor and wireless areas are at the heart of change in the electronics industry. This technology change creates many opportunities for us caused by the industry’s push toward lower power portable mobile devices, the convergence of computing and communications for wireless devices, and the use of new materials and structures for semiconductor fabrication, among others. The success we have experienced serving applications for our customers makes these opportunities even more compelling for us. As we move forward, we will be increasing our investment in product development activities to expand our measurement capabilities for these industries, as we believe new products will drive our future growth,” stated Keithley.

Based upon the Company’s current expectations, it is estimating sales for the fourth quarter of fiscal 2005, which will end September 30, 2005, to range between $32 and $36 million. Pretax earnings are expected to be in the single digits as a percentage of net sales.

Forward-Looking Statements

Statements in the “Business Outlook” section of this release, which relate to orders, sales and earnings, that are not historical statements are forward-looking statements that involve a number of risks and uncertainties. Actual results may differ materially from the results stated or implied in the forward-looking statements as a result of a number of factors that include but are not limited to: worldwide economic conditions; business conditions in the semiconductor, wireless, optoelectronics and other segments of the worldwide electronics industry; the timing of large orders from customers or canceling orders in backlog; changes in product and sales mix, and the related effects on gross margins; the Company’s ability to develop new products in a timely fashion and gain market acceptance of those products to remain competitive and gain market share; the Company’s ability to fine-tune its lean manufacturing system to lower costs without incurring significant disruptions in production; the Company’s ability to implement and effectively manage CRM and ERP systems without interruptions in its accounting, order entry, billing, manufacturing and other customer support functions; the Company’s ability to control costs; changes in effective tax rates due to tax law changes, changes in tax planning strategies, changes in deferred tax assets, or changes in levels of pre-tax earnings; foreign currency fluctuations which could affect worldwide operations; costs and other effects of domestic and foreign legal, regulatory and administrative proceedings; and the availability of parts and supplies from third-party suppliers on a timely basis and at reasonable prices. Further information on factors that could cause actual results to differ from those anticipated is included in the Company’s annual report on Form 10-K and quarterly reports on Form 10-Q which are filed with the Securities and Exchange Commission. In light of these uncertainties, the inclusion of forward-looking information should not be regarded as a representation by the Company that its plans or objectives will be achieved. Further, the Company is not obligating itself to revise forward-looking statements contained herein to reflect events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.

Conference Call on the Web

On Friday, July 22, 2005 at 10:00 a.m. Eastern Time, interested parties may listen to the Keithley Instruments quarterly conference call live on the Web by registering at the investor relations portion of the Company’s web site at www.keithley.com. Interested parties may also listen to a replay of the quarterly conference call by visiting the web site. The replay will be available for approximately 60 days.

About Keithley Instruments, Inc.

With more than 50 years of measurement expertise, Keithley Instruments has become a world leader in advanced electrical test instruments and systems from DC to RF (radio frequency) geared to the specialized needs of electronics manufacturers for high performance production testing, process monitoring, product development, and research. By building upon our strength in electrical measurement solutions for research, Keithley has become a production test technology leader for the semiconductor, wireless, optoelectronics, and other precision electronics segments of the worldwide electronics industry. The value we provide to our customers is a combination of precision measurement technology and a rich understanding of their applications, which enables them to improve the quality, throughput, and yield of their products.

KEITHLEY INSTRUMENTS, INC.
CONSOLIDATED STATEMENTS OF INCOME
(In Thousands of Dollars Except for Per Share Data)
(Unaudited)

	FOR THE THREE MONTHS				FOR THE NINE MONTHS
	ENDED JUNE 30,				ENDED JUNE 30,
	2005		2004		2005		2004
NET SALES	$33,251	100.0%	$36,822	100.0%	$106,557	100.0%	$100,553	100.0%
Cost of goods sold	13,113	39.4	13,929	37.8	41,894	39.3	38,729	38.5
Selling, general and
administrative expenses	13,534	40.7	14,169	38.5	41,698	39.2	40,879	40.7
Product development expenses	4,223	12.7	4,065	11.0	12,472	11.7	11,113	11.0

Operating income	2,381	7.2	4,659	12.7	10,493	9.8	9,832	9.8
Investment income	366	1.1	126	0.3	997	1.0	405	0.4
Interest (expense) income	(15)	(0.1)	3	0.0	(54)	(0.1)	(66)	(0.1)

Income before income taxes	2,732	8.2	4,788	13.0	11,436	10.7	10,171	10.1
Income tax expense	878	2.6	1,611	4.4	3,576	3.3	3,280	3.2

NET INCOME	$1,854	5.6%	$3,177	8.6%	$7,860	7.4%	$6,891	6.9%

Basic income per share	$0.11		$0.20		$0.48		$0.44

Diluted income per share	$0.11		$0.19		$0.47		$0.42

Cash dividends per Common share	$.0375		$.0375		$.1125		$.1125

Cash dividends per Class B
Common Share	$.030		$.030		$.090		$.090

Weighted average number of shares
outstanding (000) — Diluted	16,577		16,690		16,588		16,471

KEITHLEY INSTRUMENTS, INC.
CONSOLIDATED BALANCE SHEET
(In Thousands of Dollars)
(Unaudited)

	June 30, 2005	September 30, 2004
ASSETS

Current assets:
Cash and cash equivalents	$13,703	$16,451
Short-term investments	40,916	32,112
Refundable income taxes	59	181
Accounts receivable and other, net of allowances	17,672	21,435
Inventory	12,500	12,615
Other current assets	6,766	9,365

Total current assets	91,616	92,159
Property, plant and equipment, net	13,899	14,303
Other assets	33,894	30,204

Total assets	$139,409	$136,666

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Short-term debt	$467	$440
Accounts payable	6,296	7,422
Other current liabilities	14,998	19,879

Total current liabilities	21,761	27,741
Long-term debt	—	—
Other long-term liabilities	7,901	7,348
Shareholders’ equity	109,747	101,577

Total liabilities and shareholders’ equity	$139,409	$136,666